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                                                                    EXHIBIT 10.7

                            [COTT CORPORATION LOGO]

July 14, 2000




PERSONAL & CONFIDENTIAL

Mr. Mark Halperin
39 Ames Circle
North York, Ontario
M3B 1A7


Dear Mark:

I am very pleased to confirm your employment arrangements as Senior Vice President, General Counsel and Secretary moving forward. This position will continue to report directly to myself and will be based at the corporate offices located at 207 Queen's Quay West, Toronto, Ontario.

While this letter will outline some of the terms and conditions of your employment with Cott Corporation, please note that this is not a contract of employment or a promise of employment for any specific term.

Your current salary is $247,000 per annum, paid every two weeks. You will be provided with a car allowance of $11,700 per annum, also paid every two weeks. Performance and salary are reviewed on an annual basis in February. You will be considered for annual option grants along with other Cott senior executives.

You are entitled to four (4) weeks of paid vacation. You are encouraged to take your vacation in the calendar year in which it is earned. All earned vacation must be taken by December 31st of the year following the one in which it is earned, otherwise it may be forfeited. If you should leave the Company, the value of any unearned vacation time taken by you will be deducted from your final pay.

You are entitled to participate in the corporate bonus plan. This plan would entitle you to a bonus of up to 75% of your fiscal salary, dependent upon Cott's financial performance. This plan is subject to change annually at the sole discretion of Cott.

You will be eligible to participate in the Employee Benefits Plan that includes medical, dental, short term and long term disability, life and optional life benefits. Details of the plan have been provided to you.


________________________________________________________________________________
         207 Queen's Quay West -- Suite 340 -- Toronto, Ontario M5J 1A7
                    Tel (416) 203-3898 -- Fax (416) 203-8171

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In the event that your employment is terminated by Cott for any reason other than just cause, Cott will provide you with a severance package equal to 24 months base salary, bonus, car allowance and benefits (excluding long and short term disability coverage and the out-of-country benefits). This payment will be inclusive of any amounts to which you would otherwise be entitled at law and no other compensation or payments will be made to you in such event. In addition, the payment will be subject to your signing a release in form and content satisfactory to Cott at such time.

Finally, you will be required to sign a confidentiality and non-competition covenant in favour of Cott on the terms and conditions set out in Appendix I of this letter.

Mark, many exciting challenges and opportunities lie ahead and we look forward to your continued contribution towards the achievement of our goals.

Yours very truly,



/s/  FRANK E. WEISE, III
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Frank E. Weise, III
President and Chief Executive Officer


c.c. Human Resources

I accept this Offer and the terms identified herein.



/s/  MARK HALPERIN                                     July 14/2000
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Mark Halperin                                             Date